Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into between MacroSolve Inc., an Oklahoma corporation (hereinafter "MacroSolve"), and Steve Signoff of (hereinafter "Employee").

WHEREAS, MacroSolve desires to employ Employee as its Chief Executive Officer and Employee desires to be so employed by MacroSolve upon mutually acceptable terms.

IT IS THEREFORE AGREED that MacroSolve shall employ Employee, and Employee agrees to be employed by MacroSolve upon the following terms and conditions and beginning August 1,, 2011 (the "Effective Date"):

1.  Employee's Obligations:  Employee shall serve as the Chief Executive Officer of MacroSolve beginning on the Effective Date.    Employee's services shall be performed under the supervision and direction of the Board of Directors of MacroSolve.

Throughout the term of this contract, Employee agrees to devote such time and effort toward the accomplishment of the goals of MacroSolve as may be necessary for their attainment.  It is anticipated that the Employee will work full time in this capacity performing services as are necessary or desirable for the best interests of MacroSolve.  All services performed by Employee shall be done in a professional manner, consistent with Employee's skill, expertise and the standards of good business practice.

During the term of this Agreement, Employee shall conscientiously perform the duties designated herein, and Employee may not undertake any other employment for compensation during the term of this Agreement without the prior written consent of MacroSolve's Board of Directors.

Employee shall provide an office for himself to perform work for MacroSolve in his home in Florida at no cost to MacroSolve.  Employee shall be paid as a permanent resident of Florida.  MacroSolve is responsible for any income tax Employee may incur due to MacroSolve providing him a Yorktown Condo during the first year of his employment per item 2 below.

2.  MacroSolve's Obligations:  In addition to the specific obligations as otherwise explicitly or implicitly contained herein, MacroSolve shall provide Employee with such materials and supplies, and other support or assistance necessary for Employee to provide the services required pursuant to this Agreement.  MacroSolve's Board of Directors shall provide to Employee such input and assistance as it deems helpful to guide and direct Employee in providing the services required pursuant to this Agreement.  MacroSolve will pay the rental of a condo at the Yorktown Condominiums in Tulsa, Oklahoma (the "Condo"), for Employee's benefit at a rate of $2,000 per month for one year beginning on or before the Effective Date.  Additionally, MacroSolve shall pay Employee a Signing Bonus on the Effective Date consisting of 100,000 shares of MacroSolve Stock, the certificate(s) for which shall bear a standard Rule 144 restrictive legend as shall all Stock issued pursuant to this Agreement.

3.  Compensation:  MacroSolve agrees to pay Employee an annual salary of $350,000 attained in stages as follows:

(a) Initial target annual salary of $330,000 per annum paid in cash and shares of MacroSolve adjusted as set forth below until compensation is paid $350,000 in cash and zero in share compensation.

(b) MacroSolve shall pay a minimum initial salary of $50,000 per annum in cash, issue notes for the cash shortfall from target, and pay the balance in shares.  The rental of the Condo as set forth above shall be included in the value of compensation.  Notes will be issued annually by MacroSolve covering the difference between cash compensation target of $180,000 per annum and the actual cash compensation including the Condo rental.  All such notes will be unsecured and accrue interest at a rate of 4% per annum.  Payment of any such note(s) will occur quarterly as funds are available from MacroSolve cash flow (including all sources of cash except 25% of the patent settlement recoveries) as determined by MacroSolve's Executive Committee of the Board of Directors, which shall review Employee's cash compensation quarterly and increase the cash compensation as funds are available to support added cash compensation.

(c)  MacroSolve shares issued as compensation will be issued quarterly with the number of shares to be determined by the Executive Committee utilizing the volume weighted average trading price for the three trading days preceding the end of each calendar quarter (the “three day VWAP”).

(d)  As cash is available in the determination of the Executive Committee, Employee's share compensation will be reduced and cash compensation increased until $330,000 per annum is paid as cash compensation.  At the end of the first calendar quarter during which cash compensation is paid at a $330,000 per annum rate and share compensation is zero, cash compensation shall be increased to $350,000 per annum.

4.  Stock Options:  MacroSolve shall deliver Options to purchase one million five hundred thousand incentive shares of its Stock to Employee at a Strike Price of 50 cents per share, such Options to expire if not exercised in five years from the respective date of delivery and all unvested Options forfeited upon the termination of Employee's employment.  Such Options shall vest as follows:

(a)  An option for 300,000 shares shall vest when MacroSolve's publicly traded shares trade at or over $1.00 per share for five consecutive trading days.

(b)  300,000 shares vest when MacroSolve's publicly traded shares trade at or over $2.00 per share for five consecutive trading days.

(c)  300,000 shares vest when MacroSolve's publicly traded shares trade at or over $3.00 per share for five consecutive trading days.

(d)  300,000 shares vest when MacroSolve's publicly traded shares trade at or over $4.00 per share for five consecutive trading days.

(e)  300,000 shares vest when MacroSolve's publicly traded shares trade at or over $5.00 per share for five consecutive trading days.

The vesting price per share shall be adjusted for stock splits, if any, which may occur during the term of this Agreement.

5.  Benefits:  Employee's benefits will be the standard benefits offered to all employees of MacroSolve as listed on Exhibit "A" attached hereto with the following exceptions:

(a)  Employee shall vacation benefits equal to those enjoyed by other officers of MacroSolve.

(b)  MacroSolve will pay Employee's documented relocation costs incurred in the first 12 months of employment.  This includes relocation to Tulsa as well as relocation away from Tulsa in the case of employment separation during this time period.

6.  Term and Termination:  Either party may terminate this Agreement at any time upon sixty (60) days written notice to the other party.  This is an "at will" employment contract.

7.  Additional Agreements:  MacroSolve and Employee mutually agree:

(a)  That deductions authorized by law or policy shall be made by MacroSolve from monthly installments of the employee compensation due the Employee as set forth herein.

(b)  Notwithstanding any specification or reference herein, in his management of MacroSolve, Employee shall follow and be subject to all applicable laws of the federal and state governments, and any and all duly adopted policies, rules and regulations of MacroSolve.

(c.)  On or before the Effective Date, Employee shall execute all of MacroSolve's standard employment documents including, but not limited to, the Confidentiality Agreement attached hereto as Exhibit "B".

8.  Miscellaneous Provisions:

Assignment:  Neither party shall have the right to assign its duties and rights under this Agreement without the express, prior, written consent of the other party.

Non-Waiver:  The failure of either party to enforce, at any time, or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party to enforce each and every provision of the Agreement in the future.

Severability:  If any of the provisions of this Agreement shall be or become invalid or illegal under any provision of applicable law, the remainder of this Agreement shall not be affected.

Information:  The parties hereto agree that each has received such information about the other and has received such counseling, advice and assistance as they deem necessary or appropriate for entering into this Agreement.

9.  Governing Law:  This Agreement shall be governed by the laws of the State of Oklahoma, and should any dispute arise with regard to the terms hereof, the sole venue for such dispute shall be the District Court of Tulsa County, State of Oklahoma.

10.  Entire Agreement:  This Agreement constitutes the entire agreement between the parties hereto the terms hereof may not be modified or amended except in writing in a document signed by the party against whom any such modification or amendment is asserted.

11.  Notices:  All communications required or permitted under this Agreement shall be in writing, addressed as follows:

If to MacroSolve:	If to Employee:

MacroSolve, Inc.	Steve Signoff
1717 South Boulder, Suite 700
Tulsa, Oklahoma 74119
Attention: Chief Financial Officer

THIS AGREEMENT shall be binding upon and inure to the benefit of the successors and assigns of the parties.

Dated the ________day of July, 2011.

MacroSolve Inc.	Employee:

By: /s/ HOWARD JANZEN	/s/ STEVE SIGNOFF
Howard Janzen	Steve Signoff
Chairman of the Board of Directors

EXHIBIT A
STANDARD EMPLOYEE BENEFITS

EXHIBIT B
STANDARD EMPLOYMENT DOCUMENTS